UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
April 20, 2007

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
41 Pinelawn Road
Melville, NY 11747

(Address of principal executive offices)
(631) 962-2000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On April 20, 2007 (the “Effective Date”), (OSI) Eyetech, Inc., a wholly-owned subsidiary of OSI Pharmaceuticals, Inc. (the “Company”), and Pfizer Inc. agreed to terminate a Collaboration Agreement, dated as of December 17, 2002, between the parties with respect to the co-promotion of Macugen® (pegaptanib sodium injection) in the United States. (OSI) Eyetech and Pfizer also agreed to amend and restate a License Agreement, dated as of December 17, 2002 (as amended and restated, the “Amended and Restated License Agreement”), pursuant to which (OSI) Eyetech had originally granted to Pfizer a number of exclusive licenses or sublicenses to patents and other intellectual property related to Macugen on a world-wide basis. Under the terms of the Amended and Restated License Agreement, Pfizer has agreed to return to (OSI) Eyetech all rights to develop and commercialize Macugen in the United States, and (OSI) Eyetech has granted to Pfizer an exclusive right to develop and commercialize Macugen in the rest of the world. The parties have also agreed to provide each other with certain transitional services following the Effective Date. As previously disclosed by the Company, (OSI) Eyetech has restructured its relationship with Pfizer to help facilitate a successful divestiture of the Company’s eye disease business.
     The foregoing description of the Amended and Restated License Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated License Agreement, a copy of which will be filed with the United States Securities and Exchange Commission as an exhibit to the Company’s next quarterly report on Form 10-Q.
Item 8.01. Other Events.
     On April 25, 2007, the Company issued a press release announcing that results published in the Journal of Clinical Oncology showed that adding Tarceva to gemcitabine chemotherapy improved survival when administered as first-line therapy to patients with advanced pancreatic cancer. A copy of the press release, dated April 25, 2007, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated April 25, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2007	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated April 25, 2007